Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

Between Denny’s Corporation and Nelson J. Marchioli

This amendment to the Agreement, as defined below, (the “Amendment”) is being entered into on the 12th day of December, 2008, between Denny’s Corporation, a Delaware corporation (the “Company”), together with its wholly-owned subsidiary, Denny’s Inc., a California corporation (“Denny’s”) and Nelson J. Marchioli (the “Executive”).

WITNESSETH:

WHEREAS, the Board of Directors (the “Board”) of the Company and the Executive entered into an employment agreement (the “Agreement”) on May 11, 2005, which was amended on November 10, 2006; and

WHEREAS, the Board and the Executive wish to amend the Agreement to reflect the new terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.	The following sentence shall be added to the end of Section 4(a):

“With respect to Executive’s rights under this Section 4(a), (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made no later than December 31 of the year following the year in which the expense was incurred; and (iii) such rights shall not be subject to liquidation or exchange for another benefit.”

2.	Section 5(a)(i) shall be modified to read as follows:

“(i)           Noon on May 20, 2009, unless mutually extended in writing by the parties;”

3.	The following provision shall be added to the end of Section 5(b)(i)(A), 5(b)(ii)(A) and 5(b)(iii)(A):

“provided, however, that (x) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (y) the reimbursement of an eligible taxable expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (z) Executive’s rights pursuant to this subsection shall not be subject to liquidation or exchange for another benefit;”

4.	Section 5(c)(i) shall be modified to read as follows:

“(i)           "Permanent Disability" shall mean (A) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Denny’s because the Executive has a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company, including, but not limited to, an examination by a physician selected by the Company in its sole discretion.”

5.	The first sentence of Section 5(c)(v)(B) shall be modified to read as follows:

“(B)  For purposes of this Agreement, the Executive shall not be deemed to have incurred a "Voluntary Termination" if upon 10 days' prior written notice from the Executive, the Executive notifies the Company that his termination of employment with the Company is a result of (x) a breach by the Company of a material provision of this Agreement or (y) a change by the Company of the Executive's title, duties or responsibilities as Chief Executive Officer and President of the Company without his consent which results in a material diminution of his authority, duties or responsibilities (which notice must be given no later than 90 days after the occurrence of such event), and such breach or change is not corrected by the Company within 30 days after the Executive notifies the Board in writing of the action or omission which the Executive believes constitutes such a breach or change.”

6.	Section 5(d) shall be modified to read as follows:

(d)           Compliance with Code Section 409A.

(i)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code Section 409A and applicable advice and regulations issued thereunder.

(ii)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such amount or benefit will not be payable or distributable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service” or such later date as may be required by subsection (iii) below.

(iii)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined in Code Section 409A and the final regulations issued thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(A)           if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

(B)           if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive on such date and the normal payment or distribution schedule for any remaining payments or distributions will resume.”

7.	The following sentence shall be added to the end of Section 12:

“The amount of fees and expenses advanced or reimbursed by the Company under this Section 12 in any one calendar year shall not affect the amount advanced or reimbursable in any other calendar year, and the advancement or reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred.  Executive’s rights pursuant to this Section 12 shall expire at the end of ten years after the date of Executive’s termination of employment and shall not be subject to liquidation or exchange for another benefit.”

8.	All provisions of the Agreement not hereby amended, are hereby ratified and confirmed and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

Denny's Corporation	Denny's, Inc.

By: /s/ Vera King Farris	By: /s/ Jill Van Pelt
Name: Dr. Vera Farris	Name: Jill Van Pelt
Title: Chairman of the Compensation	Title: Vice President, Human Resources
and Incentives Committee of the
Board of Directors

/s/  Nelson J. Marchioli
Nelson J. Marchioli